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                                                                    EXHIBIT 99.1

                                                           For Immediate Release
                                                                     May 9, 2001
                                                           Contact: Barry Rubens
                                                                    704.722.2404
                                                                  Mary Jean King
                                                                    704.722.3741


            CT COMMUNICATIONS ANNOUNCES $140 MILLION CREDIT AGREEMENT

CT Communications, Inc. ["CTC," Nasdaq: CTCI] announced today that on May 4, 2001, the company entered into a credit agreement with CoBank, ACB, as Administrative Agent, providing for a $50 million fourteen-year term loan and a $90 million five-year revolving credit facility.

CTC used approximately $61 million of the loan proceeds to pay down and close lines of credit. The company intends to use approximately $22 million of the revolving credit facility to fund the previously-announced agreement to partition a predefined area from BellSouth Mobility, now Cingular Wireless. Cingular Wireless, the number two wireless company, ended the first quarter with
20.5 million customers.

Barry Rubens, Chief Financial Officer of CT Communications, Inc. said, "We are very pleased to complete this transaction with CoBank. Our intentions are to use this funding to build our digital wireless business through the partitioning of spectrum, operating assets, and subscribers, and to continue the focused deployment of network for projects in our Satellite Local Exchange Carrier
(SLEC) and for future growth opportunities."


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CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North and South Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services. Certain statements contained in this press release are "forward-looking statements," within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act and related state and federal legislation and regulations, recovery of the substantial costs that will result from the implementation of our new businesses, retention of our existing customer base and our ability to attract new customers, rapid changes in technology, and actions of our competitors. In some cases, these forward-looking statements can be identified by the use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend" or "potential" or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000.

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